Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144325

Prospectus Supplement No. 2 dated December 14, 2007
(To Prospectus dated October 3, 2007 and filed on October 3, 2007 and Prospectus Supplement dated November 21, 2007 and filed on November 21, 2007 - File No. 333-144325)

ZAP

PROSPECTUS

11,007,442 shares of Common Stock

This Prospectus Supplement, together with the Prospectus and Prospectus Supplement listed above, is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced shares.

This Prospectus Supplement supplements our prospectus dated October 3, 2007 and our prospectus supplement dated November 21, 2007 with the following additions and changes:

1)
Updates the table under the heading “Selling Security Holders” and related footnotes to reflect the purchase by Gemini Master Fund, Ltd. of all of the warrants held by Grey K Offshore Fund, Ltd., Grey K Fund LP and Grey K Offshore Leveraged Fund, Ltd.

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

The information in the table appearing in the prospectus under the heading “Selling Security Holders” and related footnotes are superseded in part by the information appearing in the following table and related footnotes:

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering (2)
Gemini Master Fund, Ltd. (3)	4,589,940	4,308,007	281,933	*
Grey K Offshore Fund, Ltd. (4)	1,458,452	1,372,956	85,496	*
Grey K Fund, LP (5)	586,783	552,385	34,398	*
Grey K Offshore Leveraged Fund, Ltd. (6)	301,115	283,463	17,651	*
Diversified Equity Funding, L.P. (7)	2,383,820	198,000	2,185,820	4.3%
Diversified Strategies Fund, LLC (8)	309,320	66,000	243,320	*
HES Gift Trust (9)	3,744,486	1,166,000	2,578,486	5.0%
Wendy Spatz (10)	172,310	49,500	122,810	*
Joseph S. Gottlieb	121,000	121,000	0	*
Marleen Mulder (11)	185,000	143,000	42,000	*
Randal Ames Churchill (12)	263,000	143,000	120,000	*
Raymond J. Markman (13)	110,000	110,000	0	*
The Banks Group LLC (14)	3,781,297	1,339,130	2,442,167	4.8%
Thomas Heidemann (15)	1,125,000	1,100,000	25,000	*
William Courtright (16)	640,000	55,000	585,000	1.2%

TOTAL	19,771,523	11,007,442	8,764,081

* Indicates less than one percent.

(1)	Assumes that all shares will be resold by the selling stockholders after this offering.

(2)	Percentage based upon 49,427,424 shares of common stock outstanding as of September 19, 2007.

(3)
Includes 2,682,256 shares representing 130% of the shares of common stock underlying the Convertible Notes, 772,201 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $0.80 per share, 514,800 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $1.20 per share, 110,000 shares of common stock underlying warrants exercisable at $1.36 per share, and 260,000 shares representing 130% of the shares of common stock underlying warrants exercisable at $1.10 per share.  The Investment Manager of Gemini Master Fund, Ltd. is Gemini Strategies, LLC.  The Managing Member of Gemini Strategies, LLC is Mr. Steven W. Winters.  As such, Mr. Winters may be deemed beneficial owner of the shares; however, Mr. Winters disclaims beneficial ownership of such shares.

(4)
Includes 1,333,796 shares representing 130% of the shares of common stock underlying the Convertible Notes. The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(5)
Includes 536,630 shares representing 130% of the shares of common stock underlying the Convertible Notes. The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(6)
Includes 275,378 shares representing 130% of the shares of common stock underlying the Convertible Notes. The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(7)
Includes 198,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale and 1,243,000 shares of common stock underlying warrants exercisable at $1.20 per share which are not being offered for sale.  The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(8)
Includes 66,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.  The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(9)
Includes 3,562,000 shares of common stock underlying warrants exercisable at $1.20 per share, of which 1,166,000 shares are being offered for sale.  The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(10)	Includes 49,500 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.

(11)	Includes 33,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.

(12)	Includes 33,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.

(13)	Includes 110,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.

(14)
Includes 2,200,000 shares of common stock underlying warrants exercisable at $1.20 per share, of which 1,100,000 shares are being offered for sale.  The natural person with voting and investment decision power for the selling stockholder is Jeffrey G. Banks.

(15)	Includes 1,100,000 shares of common stock underlying warrants exercisable at $1.75 per share which are being offered for sale.

(16)	Includes 55,000 shares of common stock underlying warrants exercisable at $1.20 per share which are being offered for sale.